PROMISSORY NOTE

$2,000,000.00 September 6, 2006

FOR VALUE RECEIVED, the undersigned, **KARAT PLATINUM LLC**, (the "Maker"), promises to pay to order of **MALKIE NEUBERG,** (the "Payee"), on or before October 31, 2008 (the "Payment Date") the principal sum of Two Million and 00/100 ($2,000,000.00) Dollars (the "Principal Amount") and all interest accrued thereon as provided herein. The proceeds on this Note were received in several installments as set forth in Exhibit A to this Note.

Interest shall accrue on the unpaid balance of the Principal Amount at a rate of $20,000 per month for the period from December 1, 2006 through June 30, 2007, (however, if such amount represents a rate that is in excess of 24.0 % per annum such amount shall be reduced to an amount that would not exceed 24.0 % per annum) and thereafter at the rate of ten percent (10.0%) per annum (the "Interest Rate"). All interest payable hereunder shall be computed on the basis of 360 days per annum and shall be due and payable on the first of each month. All interest accrued prior to July 1, 2007 will be added to the principal balance of the Note as detailed on Exhibit A and paid on the Payment Date. All interest accrued after June 30, 2007 will be paid in consecutive monthly installments of interest only on the outstanding balance on or before the 10th day of each month commencing July 10, 2007.

Maker shall have the right to prepay all or any portion of the outstanding Principal Amount and accrued interest thereon at any time without penalty or premium. All payments hereunder when paid shall be applied first to the payment of all accrued interest and the balance shall be applied to principal.

Notwithstanding any provision contained herein, the total liability of Maker for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from Maker, and if any payments by Maker include interest in excess of such a maximum amount, Payee shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded.

Upon the occurrence and continuance of an Event of Default (hereafter defined) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), interest shall accrue on the unpaid balance of the Principal Amount at a rate of twelve percent (12%) per annum (the "Default Interest Rate").

1. <u>Events of Default</u>. In case one or more of the following events (each, an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any

judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

a. Default in the payment, when due or declared due, of any principal or interest payments hereunder.

b. Maker makes a general assignment for the benefit of creditors; or, in the absence of such application, consent, acquiescence or action, a trustee, receiver or other custodian is appointed for Maker; or for a substantial part of the property of Maker; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is authorized or instituted by, or instituted against, Maker; or any warrant of attachment or similar legal process is issued against any substantial part of the property of Maker.

then, in each case where an Event of Default occurs, the Payee, by notice in writing to Maker shall inform Maker of such Event of Default and if such default is not cured within forty-five (45) days from the date such notice is received by Maker, then Payee, may, at its option, declare the outstanding Principal Amount to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

2. General.

a. This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Payee.

b. All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(a) If to the Maker:

Karat Platinum LLC
15 Hoover Street
Inwood, New York 11096
Attention: Chief Executive Officer

With copies to:

Horowitz & Reiser
30 Broad Street
New York, NY 1004

Attention: Sam Reiser, Esq.

(b) If to Payee:

Malkie Neuberg
7 Manor Lane
Lawrence, New York 11559

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt or (iii) if delivered by mail in the manner described above to the address provided in this Section, be deemed given on the earlier of the third business day following mailing by certified mail return receipt requested or upon receipt.

c. This Note is to be governed by and construed in accordance with the laws of the State of New York. In any action brought under or arising out of this Note, the Maker hereby consents to the in personam jurisdiction of any state or federal court sitting in New York, New York, waives any claim or defense that such forum is not convenient or proper, and consents to service of process by any means authorized by New York law.

d. Maker hereby waives presentment, demand for payment, protest, and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note and authorizes Payee, without notice or further consent, to grant extensions of time in the payment of any monies under this Note, and to waive compliance of any provision of this Note.

e. In the event of a default in the payment of this Note, Maker shall pay Payee's reasonable costs and expenses of collection, including reasonable attorneys' fees and costs.

IN WITNESS WHEREOF, the undersigned has duly executed this Note on the date first set forth above.

KARAT PLATINUM LLC

By: ____________________ MEMBER
Name: David Neuberg
Title: Member